Exhibit 99.1

Determine/Daina Screen Rapid Diagnostics Product Line of Abbott Diagnostics Division of Abbott Laboratories

Determine/Daina Screen Rapid Diagnostics Unaudited Statements of Net Assets Sold as of May 30, 2005 and November 30, 2004 and Net Sales in Excess of Expenses for the Three and Six Month Periods Ended May 30, 2005 and 2004

DETERMINE/DAINA SCREEN RAPID DIAGNOSTICS

PRODUCT LINE OF ABBOTT DIAGNOSTICS

DIVISION OF ABBOTT LABORATORIES

STATEMENTS OF NET ASSETS SOLD

MAY 30, 2005 AND NOVEMBER 30, 2004

(Unaudited)

(Dollars in thousands)

	May 30, 2005	November 30, 2004

NET MANUFACTURING ASSETS	$1,377	$1,548

See notes to statements.

DETERMINE/DAINA SCREEN RAPID DIAGNOSTICS

PRODUCT LINE OF ABBOTT DIAGNOSTICS

DIVISION OF ABBOTT LABORATORIES

STATEMENT OF NET SALES IN EXCESS OF EXPENSES

FOR THE THREE AND SIX MONTH PERIODS ENDED MAY 30, 2005 AND 2004

(Unaudited)

(Dollars in thousands)

	Three Months Ended		Six Months Ended
	May 30, 2005	May 30, 2004	May 30, 2005	May 30, 2004

NET SALES	$6,188	$6,153	$11,862	$11,486

COST OF SALES	3,475	3,242	5,944	6,523

GROSS MARGIN	2,713	2,911	5,918	4,963

OTHER EXPENSES	495	492	949	919

NET SALES IN EXCESS OF EXPENSES	$2,218	$2,419	$4,969	$4,044

See notes to statements.

DETERMINE/DAINA SCREEN RAPID DIAGNOSTICS
PRODUCT LINE OF ABBOTT DIAGNOSTICS
DIVISION OF ABBOTT LABORATORIES

NOTES TO DETERMINE/DAINA SCREEN RAPID DIAGNOSTICS STATEMENTS
THREE AND SIX MONTH PERIODS ENDED MAY 30, 2005 AND 2004
(Dollars in thousands)

1.                      BASIS OF PRESENTATION

Abbott Laboratories (“Abbott”) and Inverness Medical Innovations, Inc. (“Inverness”) entered into an Asset Purchase Agreement (the “Agreement”) dated May 28, 2005.  The Agreement transfers the ownership rights to certain assets related to the developing, manufacturing, marketing and selling of the Determine/Daina Screen Rapid Diagnostics Product Line (the “Product Line”) of the Abbott Diagnostics Division of Abbott Laboratories.  The assets sold include certain manufacturing and intellectual property assets, the worldwide rights and trademarks for the Product Line as well as the transfer of certain licenses.  The intangible assets sold and licenses transferred did not have a historical net book value prior to the sale.  Inverness’ acquisition of the Product Line was completed on June 30, 2005.

The accompanying Determine/Daina Screen Rapid Diagnostics statement presents the net sales in excess of expenses of the Product Line (the “Statement”).  This Statement has been prepared in accordance with accounting principles generally accepted in the United States of America.

This Statement sets forth only net sales and expenses attributable to the Product Line and do not include all the costs and expenses associated with a stand-alone, separate company.  Accordingly, not included in expenses are certain regulatory costs, income tax expense, cash management/treasury functions and various services provided by Abbott or divisions thereof not directly associated with the assets sold or to the generation of the net sales presented.

2.                      ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Description of Business—Abbott produces and markets rapid response diagnostic tests through the Determine and Daina Screen brand names.  These tests, which provide rapid qualitative results for detecting several diseases, including hepatitis, HIV and syphilis, are manufactured at Abbott’s facility in Matsudo, Japan.  The Product Line is sold outside of the United States (“U.S.”) to end users in retail markets and through Abbott-owned distribution centers and third-party distributors.

Basis of Consolidation—The Statements of foreign affiliates are generally measured using the local currency as the functional currency.  Sales and expenses are translated monthly at amounts that approximate average exchange rates for the period.

Use of Estimates—The preparation of the Statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of net sales and expenses during the reported periods.  Actual results could differ from those estimates.

Revenue Recognition—Revenue from product sales is recognized upon passage of title and risk of loss to customers.  Provisions for returns and other adjustments are recorded as a reduction of gross sales in the period related sales are recorded.

Cost of Sales—Cost of sales includes direct costs to manufacture inventory and includes an allocation of the Product Line’s variable and fixed overhead based on Abbott Diagnostics Division manufacturing costs.  In addition, certain costs including manufacturing management, freight and distribution are allocated based on a historical relationship between sales of the Product Line and sales of other similar Abbott Diagnostics Division products.  Management believes these allocations to be reasonable.

Other Expenses—Allocation of indirect selling, general and administrative expenses has been made using a historical relationship between sales of the Product Line and sales of other similar Abbott Diagnostics Division products.  Management believes these allocations to be reasonable.

Commitments and Contingencies—There are no material patent lawsuits, claims and proceedings related to the Product Line pending.

3.                      RELATED PARTY TRANSACTIONS

On September 30, 2003, Inverness entered into an asset purchase agreement (“2003 Agreement”) to purchase another rapid diagnostic product line for tests marketed through the FactPlus, TestPack and Signify brand names (“Rapid Tests”) from Abbott for $92.5 million.  In accordance with this 2003 Agreement, Abbott continues to manufacture and distribute these Rapid Tests and perform certain administration functions including receivables collections on behalf of Inverness in certain locations around the world.

Abbott recorded revenue related to the manufacturing and distribution of the Rapid Tests of $2,868 and $5,974 during the three and six month periods ended May 30, 2005, respectively and $7,928 and $18,312, during the three and six month periods ended May 30, 2004,respectively.

In addition, Abbott paid royalties to Inverness and its subsidiaries of $24 and $66 during the three and six month period ended May 30, 2005, respectively and $25 and $48 during the three and six month period ended May 30, 2004, respectively.

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